FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal First Quarter 2019 Financial Results

Domestic same store sales growth of 7.1%
Digital sales increased to 30.2% of domestic system-wide sales

Dallas, May 7, 2019 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced financial results for the fiscal first quarter ended March 30, 2019.

Highlights for the fiscal first quarter 2019 compared to the fiscal first quarter 2018:

▪	System-wide sales increased 15.8% to $362 million

▪	System-wide restaurant count increased 10.0% to 1,273 global locations

▪	System-wide domestic same store sales increased 7.1%

▪	Total revenue increased to $48.1 million

▪	Net income was $6.6 million for the thirteen weeks ended March 30, 2019, a 7.1% increase compared to $6.2 million in the prior fiscal first quarter

▪	Adjusted EBITDA*, a non-GAAP measure, increased 11.2% to $13.9 million

* Adjusted EBITDA is a non-GAAP measure. A reconciliation of adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

“Our strong performance during the first quarter demonstrates the value that our strategic initiatives, including our national advertising campaigns, increased digital and online ordering capabilities, and systematic rollout of delivery across our domestic markets, bring to our restaurants,” commented Charlie Morrison, Chairman and Chief Executive Officer of Wingstop.

“We are building our business for the long-term, and while we are pleased with the operational and financial performance in the first quarter, we are focused on our vision of becoming a top ten global restaurant brand. In order to achieve this goal, we are preparing our organization for the next level through strategic investments in our people and infrastructure to enhance our digital capabilities and simplify the guest experience. There is significant white space for Wingstop to attract additional consumers through increased awareness and a broader geographic footprint, and we are confident that our focused execution plan will allow us to capitalize on that opportunity and deliver strong returns to our stockholders.”

Key operating metrics for the fiscal first quarter 2019 compared to the fiscal first quarter 2018

	Thirteen Weeks Ended
	March 30, 2019	March 31, 2018
Number of system-wide restaurants open at end of period	1,273	1,157
Number of domestic franchise restaurants open at end of period	1,112	1,021
Number of international franchise restaurants open at end of period	132	112
System-wide sales (in thousands)	$362,369	$312,981
System-wide domestic same store sales growth	7.1%	9.5%
Net income (in thousands)	$6,606	$6,168
Adjusted net income (in thousands)	$6,606	$7,281
Adjusted EBITDA (in thousands)	$13,885	$12,492

Fiscal first quarter 2019 financial results

Total revenue for the fiscal first quarter 2019 increased to $48.1 million from $37.4 million in the fiscal first quarter last year.

▪
Royalty revenue, franchise fees and other increased $3.5 million to $21.3 million from $17.8 million in the fiscal first quarter of the prior year. The increase is due to 111 net franchise restaurant openings since March 31, 2018 and domestic same store sales growth of 7.1%. Franchise fees increased $0.9 million primarily due to higher termination fees recognized in the current period.

▪
Advertising fees and related income increased $4.6 million to $13.2 million from $8.6 million in the fiscal first quarter of the prior year. Advertising fees increased primarily due to the increase in contributions to our national advertising fund (the “Ad Fund”) from 3% to 4% of gross sales beginning in fiscal year 2019 as well as the 15.8% increase in system-wide sales in the fiscal quarter ended March 30, 2019 compared to the fiscal quarter ended March 31, 2018.

▪
Company-owned restaurant sales increased $2.5 million to $13.5 million from $11.0 million in the fiscal first quarter of the prior year. The increase was primarily due to the acquisition of five franchised restaurants since the prior year comparable period resulting in additional sales of $1.6 million and company-owned domestic same store sales growth of 4.7%, which was primarily driven by an increase in transactions.

Cost of sales increased to $9.7 million from $7.4 million in the fiscal first quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales increased to 72.0% from 67.2%. The increase was driven primarily by a 10.0% increase in the cost of bone-in chicken wings as well as an increase in Ad Fund contributions from 3% to 4% of gross sales beginning in fiscal year 2019. Additionally, labor and other restaurant operating expenses increased as a result of additional labor, training, and repairs and maintenance associated with the three franchised restaurants that we acquired in the fiscal fourth quarter of 2018 as we make investments to prepare these restaurants to be refranchised in a future period. These increases were offset slightly by company-owned domestic same store sales of 4.7%, which was primarily driven by an increase in transactions.

Advertising expenses increased $4.1 million to $12.7 million from $8.6 million in the fiscal first quarter of the prior year due to an increase in advertising fees and as a result of an increase in Ad Fund contributions from 3% to 4% of gross sales beginning in fiscal year 2019. Advertising expenses are recognized at the same time the related revenue is recognized, which does not necessarily correlate to the actual timing of the related advertising spend.

Selling, general & administrative expenses (“SG&A”) increased to $12.5 million compared to $10.8 million in the fiscal first quarter of the prior year. The increase in SG&A expense was primarily due to an increase of $1.6 million in headcount related expenses as we make investments to build the organization for the next level. Also contributing to the increase was $0.6 million associated with additional expenses to support our continued investment in our national advertising campaign. The remaining increases were in various SG&A items to support investments in technology and other initiatives. These year-over-year increases were offset by nonrecurring costs of $1.5 million incurred in the first quarter of 2018 related to our debt refinancing and payment of a special dividend.

Interest expense increased $2.7 million to $4.4 million from $1.7 million in the fiscal first quarter of the prior year. The increase was primarily due to a higher average outstanding debt balance and the applicable interest rate related to our securitized debt facility.

Income tax expense decreased $0.9 million to $0.8 million from $1.7 million in the fiscal first quarter of the prior year. The decrease was primarily due to $1.2 million in tax benefits resulting from the recognition of excess tax benefits from stock-based compensation in income tax expense compared to $0.4 million of excess tax benefits in the prior year period.

Net income was $6.6 million, or $0.22 per diluted share, compared to net income of $6.2 million, or $0.21 per diluted share, in the fiscal first quarter of the prior year.

Adjusted net income was $6.6 million, or $0.22 per diluted share, compared to $7.3 million, or $0.25 per diluted share, in the first fiscal quarter of the prior year, primarily due to a $2.7 million increase in interest expense associated with the higher average outstanding debt balance related to our securitized debt facility and higher SG&A expenses due to our continued investments in strategic initiatives. Adjusted net income and adjusted net income per share are non-GAAP measures. Reconciliations between net income and adjusted net income and between net income per diluted share and adjusted net income per diluted share are included in the accompanying financial schedules.

Adoption of New Accounting Guidance
The Company adopted Accounting Standards Codification 842, Leases (Topic 842) (“ASC 842”) during the first quarter of 2019. ASC 842 requires a lessee to recognize assets and liabilities on the balance sheet for leases with lease terms greater than 12 months.

The adoption of ASC 842 resulted in the recognition of operating lease right-of-use assets and lease liabilities on the Company’s consolidated balance sheet. The effect of the adoption of ASC 842 on the Company’s consolidated statement of income and consolidated statement of cash flows was immaterial.

Restaurant Development
As of March 30, 2019, there were 1,273 Wingstop restaurants system-wide. This included 1,141 restaurants in the United States, of which 1,112 were franchised restaurants and 29 were company-owned, and 132 franchised restaurants in international markets. During the fiscal first quarter 2019, there were 21 net system-wide Wingstop restaurants opened.

Quarterly Dividend
In recognition of the Company’s strong cash flow generation, confidence in the business, and commitment to returning value to stockholders, our Board of Directors has authorized and declared a quarterly dividend of $0.09 per share of common stock, totaling approximately $2.7 million. This dividend will be paid on June 21, 2019 to stockholders of record as of June 7, 2019.

Financial Outlook
After considering the Company's first quarter performance and expected results for the remainder of the year, including planned strategic investments, the Company is updating its outlook for the fiscal year ending December 28, 2019:

•	Introducing mid-single digit domestic same store sales growth

•	Increasing SG&A costs to $52 - $55 million from $48 - $50 million. Components of SG&A costs include:

◦	$5.9 - $6.4 million of stock-based compensation expense

◦	$2.0 million of franchise convention related expense, which is offset by contributions received that are recorded in royalty revenue, franchise fees and other revenue

◦	$7.3 - $7.7 million of expenses related to national advertising, which is offset by advertising contributions recorded in advertising fees and related income

•	Introducing Adjusted SG&A, a non-GAAP measure, of $36.8 - $38.9 million to highlight the components of SG&A that do not impact operating income

•	Interest expense of $17.8 million

•	Estimated effective tax rate of approximately 25% for the remainder of the year

•	Introducing fully diluted earnings per share of approximately $0.72 - $0.74 per share, based on 29.8 million shares outstanding

A reconciliation of Adjusted SG&A to SG&A, the nearest applicable GAAP measure, compared to the prior fiscal year is provided below:

	2019 Outlook		Fiscal Year
	Low	High	2018
SG&A, reported	$52.0	$55.0	$44.6
Transaction costs			2.4
Convention costs*	2.0	2.0	0.5
Expenses related to national advertising*	7.3	7.7	4.4
Stock-based compensation expense	5.9	6.4	3.7
Adjusted SG&A**	$36.8	$38.9	$33.6

*Convention costs and expenses related to national advertising both have equal and offsetting contributions included in revenue and do not impact operating income.
**Adjusted SG&A is a non-GAAP measure.

The Company remains confident in its long-term targets of 10%+ system-wide unit growth and low single digit domestic same store sales growth.

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income adjusted for transaction costs related to our debt refinancings and securitization and related tax adjustments.

Adjusted net income per diluted share is defined as adjusted net income divided by weighted average diluted share count.

Adjusted SG&A is defined as selling, general and administrative expenses adjusted for transaction costs and stock-based compensation expense. Additionally, SG&A is further adjusted for items which have offsetting contributions that are included in revenue such as convention related expenses and expenses associated with national advertising.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal first quarter 2019 financial results at 4:30 PM Eastern Time.

The conference call can be accessed live by dialing 1-201-689-8562 or 1-877-407-0789 (toll free). A replay will be available two hours after the call and can be accessed by dialing 1-412-317-6671 or 1-844-512-2921 (toll free) and entering the passcode 13689716. The replay will be available through Tuesday, May 14, 2019.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises more than 1,250 locations around the world. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, Spicy Korean Q®, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with our fresh-cut, seasoned fries and made-from-scratch Ranch and Bleu Cheese dips. The Company has grown its domestic same store sales for 15 consecutive years, has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), was ranked #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). For more information visit www.wingstop.com or www.wingstopfranchise.com. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “will,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2019 outlook for system-wide unit growth, domestic same store sales growth, SG&A expenses, interest expense, estimated effective tax rate, and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity, positioning to make progress towards domestic restaurant potential, and progress toward our goal of becoming a top 10 global restaurant brand.

Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact
Ted McHugh and Lauren Tarola
Edelman Financial Communications
917-530-7792
WingstopFinComm@edible-inc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	March 30, 2019	December 29, 2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$13,625	$12,493
Restricted cash	4,824	4,462
Accounts receivable, net	4,918	5,764
Prepaid expenses and other current assets	1,641	2,056
Advertising fund assets, restricted	9,407	5,131
Total current assets	34,415	29,906
Property and equipment, net	8,299	8,338
Goodwill	49,655	49,655
Trademarks	32,700	32,700
Customer relationships, net	13,902	14,233
Other non-current assets	12,479	4,917
Total assets	$151,450	$139,749
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$2,190	$2,750
Other current liabilities	14,222	16,201
Current portion of debt	3,200	2,400
Advertising fund liabilities	9,407	5,131
Total current liabilities	29,019	26,482
Long-term debt, net	308,931	309,374
Deferred revenues, net of current	21,188	21,885
Deferred income tax liabilities, net	4,652	4,866
Other non-current liabilities	8,138	1,972
Total liabilities	371,928	364,579
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,399,276 and 29,296,939 shares issued and outstanding as of March 30, 2019 and December 29, 2018, respectively	294	293
Additional paid-in-capital	206	1,036
Accumulated deficit	(220,978)	(226,159)
Total stockholders' deficit	(220,478)	(224,830)
Total liabilities and stockholders' deficit	$151,450	$139,749

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 30, 2019	March 31, 2018
	(Unaudited)	(Unaudited)

Revenue:
Royalty revenue, franchise fees and other	$21,328	$17,781
Advertising fees and related income	13,210	8,605
Company-owned restaurant sales	13,515	11,003
Total revenue	48,053	37,389
Costs and expenses:
Cost of sales (1)	9,730	7,397
Advertising expenses	12,734	8,643
Selling, general and administrative	12,542	10,833
Depreciation and amortization	1,276	950
Total costs and expenses	36,282	27,823
Operating income	11,771	9,566
Interest expense, net	4,410	1,736
Income before income tax expense	7,361	7,830
Income tax expense	755	1,662
Net income	$6,606	$6,168

Earnings per share
Basic	$0.23	$0.21
Diluted	$0.22	$0.21

Weighted average shares outstanding
Basic	29,337	29,116
Diluted	29,637	29,503

Dividends per share	$0.09	$3.24

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	March 30, 2019	As a % of company-owned restaurant sales	March 31, 2018	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$4,816	35.6%	$3,684	33.5%
Labor costs	3,024	22.4%	2,385	21.7%
Other restaurant operating expenses	2,277	16.8%	1,606	14.6%
Vendor rebates	(387)	(2.9)%	(278)	(2.5)%
Total cost of sales	$9,730	72.0%	$7,397	67.2%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	March 30, 2019	March 31, 2018
Domestic Franchised Activity:
Beginning of period	1,095	1,004
Openings	20	22
Closures	(3)	(4)
Acquired by Company	—	(1)
Restaurants end of period	1,112	1,021

Domestic Company-Owned Activity:
Beginning of period	29	23
Openings	—	—
Closures	—	—
Acquired from franchisees	—	1
Restaurants end of period	29	24

Total Domestic Restaurants	1,141	1,045

International Franchised Activity:
Beginning of period	128	106
Openings	6	6
Closures	(2)	—
Restaurants end of period	132	112

Total System-wide Restaurants	1,273	1,157

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	March 30, 2019	March 31, 2018
Net income	$6,606	$6,168
Interest expense, net	4,410	1,736
Income tax expense	755	1,662
Depreciation and amortization	1,276	950
EBITDA	$13,047	$10,516
Additional adjustments:
Transaction costs (a)	—	1,462
Stock-based compensation expense (b)	838	514
Adjusted EBITDA	$13,885	$12,492

(a)	Represents costs and expenses related to the refinancing of our credit agreement and payment of a special dividend; all transaction costs are included in SG&A.

(b)	Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 30, 2019	March 31, 2018
Numerator:
Net income	$6,606	$6,168
Adjustments
Transaction costs (a)	—	1,462
Tax effect of adjustments (b)	—	(349)
Adjusted net income	$6,606	$7,281

Denominator:
Weighted-average shares outstanding - diluted	29,637	29,503

Adjusted earnings per diluted share	$0.22	$0.25

(a)	Represents costs and expenses related to the refinancing of our credit agreement and payment of a special dividend; all transaction costs are included in SG&A.

(b)
Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 23.9% for the periods ended March 31, 2018, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.